Exhibit 99.1

Alliqua BioMedical, Inc.’s Biovance® Assigned Level II HCPCS

Q Code for Product Reimbursement

LANGHORNE, Pa., November 3, 2014 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products, today announced that Alliqua's Biovance® Human Amniotic Membrane Allograft, has been assigned a new and unique, Level II Healthcare Common Procedure Coding System (HCPCS) product reimbursement Q code (Q4154) by the Centers for Medicare and Medicaid Services (“CMS”). The new Q code assignment for Biovance is reflected in the Hospital Outpatient Prospective Payment System Final Rule for CY 2015, released by CMS on October 31, 2014. The new reimbursement code takes effect on January 1, 2015.

Biovance’s Q code assignment pertains to the Level II HCPCS coding system, and is used to identify products, supplies and services employed outside of a physician’s office, which are not included in the Level I HCPCS coding system.

“We are extremely pleased with the recent Q code assignment for Biovance, as CMS indicated in the final rule,” said David Johnson, CEO of Alliqua. “This decision is a significant step towards obtaining comprehensive reimbursement coverage for Biovance in the outpatient market setting, a key channel for biologic allografts. Most importantly, patients will be able to gain greater access to this technology.”

“Building on our early commercial progress with Biovance this year, both in hospitals where Diagnosis Related Group-reimbursed procedures are performed, and in the Veteran’s Affairs health system, we look forward to the incremental growth opportunity we can now begin to address with this Q code. We look forward to the continued success of our strategic relationship with Celgene Cellular Therapeutics in the biologic wound care space - one of the fastest-growing segments of the advanced wound care market - and to providing the investment community with further details regarding the long-term market opportunity of Biovance on our fourth quarter of fiscal 2014 earnings call.”

Background:

In November 2013, Alliqua entered into an exclusive licensing agreement with Celgene Cellular Therapeutics (“CCT”), a subsidiary of Celgene Corporation, whereby Alliqua received the right to develop and market Biovance. Under the licensing agreement, the field of use is for the management of non-infected partial- and full-thickness wounds, including chronic and acute wounds such as diabetic ulcers, pressure ulcers, venous ulcers, chronic vascular ulcers, tunnel/undermined wounds, surgical wounds (donor sites/grafts, dehiscence), trauma wounds (abrasions, lacerations, second degree burns, and skin tears), and draining wounds.

On October 6, 2014, it was announced that the field of use for Biovance has been expanded to include podiatric and orthopedic applications including sports medicine-related conditions pertaining to use during the repair of tendon, nerve and bone in the foot and ankle, as well as other surgical procedures in these specialty areas.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

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Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com